Exhibit 4.5

               COLLABORATIVE RESEARCH AND LICENCE AGREEMENT

THIS COLLABORATIVE RESEARCH AND LICENCE AGREEMENT (this "Agreement")' is entered into on November 30, 2000 (the "Effective Date"), by and between Nortran Pharmaceuticals Inc, a British Columbia corporation. having offices at 3650 Westbrook Mall, Vancouver, BC, Canada, V6S 2L2 ("Nortran") and Antalium Inc., a Quebec corporation, having offices at 1550 Metcalfe Street, Suite 502, Montreal, QC, Canada, H3A 1X6 ("Antalium"). Nortran and Antalium may be referred herein as a "Party" or, collectively, as "Parties".

WHEREAS, Nortran is engaged in discovery research for a variety of biologically active compounds and has patented Know-How for generating chemical compounds having ion channel modulatory properties;

WHEREAS, Antalium is engaged in discovery research for a variety of therapeutic targets and the development of technologies to facilitate such research, and Antalium has patented technologies making use of proprietary ion channels:

WHEREAS, in exchange for payment by Antalium of research funds, Nortran is willing to perform certain research and proceed together with Antalium with a medicinal chemistry program to develop drug candidates for Antalium, from which pharmaceutical products may be derived (the "Research Collaboration"); and

WHEREAS, Antalium wishes to acquire an exclusive license to develop and commercialize Agreement Compounds (as defined below) and Nortran wishes to grant to Antalium such license, all in accordance with the terms and conditions set forth herein:

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:


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                                   ARTICLE 1

                                 DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1 "Affiliate" of either Nortran or Antalium shall mean any corporation or other business entity which, during the term of this Agreement, controls, is controlled by or is under common control with such Party but only for so long as such entity controls, is controlled by, or is under common control with such Party. For this purpose, "control" shall mean the possession of the power to direct or cause the direction of the management and the policies of an entity whether through ownership directly or indirectly of fifty percent (50%) or more of the stock entitled to vote, and for nonstock organizations, the right to receive over fifty percent (50%) of the profits by contract or otherwise, or if not meeting the preceding requirement, any company owned or controlled by or owning or controlling such Party at the maximum control or ownership right permitted in the country where such entity exists.

1.2 "Antalium Technology" shall mean any patent application or patent owned or controlled, in whole or in part, by Antalium or its Affiliates or Sublicensees at any time during the term of this Agreement, that claims an Agreement Compound, or method of use or process for the synthesis thereof, or composition-of-matter containing such Agreement Compound.

1.3 "Antalium Research" shall mean all research activities performed solely by Antalium pursuant to the Research Collaboration and any and all information derived from such activities, including without limitation all biological, chemical, pharmacological, toxicological pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information.

1.4 "Agreement" shall mean the present agreement together with all appendices, exhibits and schedules.

1.5 "Agreement Compound" Shall mean a Test Compound, Lead Compound, Clinical Candidate, or Derivative, according to the terms and conditions set forth herein.

1.6 "Biological Criteria.' shall mean the criteria for selection and acceptance of an Active Compound, Lead Compound, Optimized Lead Compound or any Derivative of the foregoing, as determined using in vitro and/or in vivo screening procedures against selected molecular targets or animal models.

1.7 "Clinical Candidate" shall mean a Test Compound, Lead Compound or Derivative that has successfully passed a complete toxicological screen in two animal models and that Antalium intends to enter into Phase I clinical trials.

1.8 "Confidential Information" shall mean information' or material disclosed hereunder by one Party (the "Disclosing Party") to the other Party (the "Receiving Party") and as further defined in Article 8.

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1.9   "Derivative" shall mean any compound derived from a Lead Compound. It is understood that "Derivative" shall include any compound derived from another Derivative.

1.10 "Effective Date" shall have the meaning as set forth in the opening paragraph.

1.11 "FDA'" shall mean the U.S. Food and Drug Administration, and any successor thereto, or any corresponding foreign registration or regulatory authority.

1.12 "Field" or "Field of Interest' shall mean the area of Pain, Pain Management, and all therapeutic, diagnostic or prophylactic uses of Agreement Compounds or any Derivatives thereof as Pain modulators, including but not limited to, local, topical and/or systemic analgesics and/or anesthetics.

1.13 "First Commercial Sale" means, with respect to a given Product, the first sale for use or consumption by the public of such Product in a country after all required approvals, including marketing and pricing approvals, have been granted by the applicable governmental drug regulatory agency of such country, "First Commercial Sale" shall not include the sale of any Product for use in clinical trials or for compassionate use prior to the grant of an NDA.

1.14 "IND" shall mean an Investigational New Drug application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder for initiating clinical trials in the United States, or any corresponding foreign application, registration or certification.

1.15 "Initial Term' shall mean the period commencing on the Effective Date and terminating on the first anniversary thereof.

1.16 "Initial Screening Program" shall mean the panel of in vitro and/or in vivo experimental procedures that Antalium will use to screen Test Compounds to select Active Compounds.

1.17 "Know-How" shall mean all data, technical information, know-how, experience, inventions, discoveries, trade secrets, compositions of matter and methods. and whether or not patentable or confidential, to the extent that such Know-How is Controlled by a Party or its Affiliates.

1.18 "Lead Compound" shall mean a Test Compound that has been chosen by Antalium for further development.

1.19 "Licensed Technology" shall mean any Patent Rights or Know-How owned or controlled in whole or in part, by Nortran, or developed in the course of and in connection with the Research Collaboration, For the purpose of this
      Section 1.19 the following definitions shall apply:

      (a) "Patent Rights" shall mean (i) all patents and patent applications existing as of the Effective Date, or covering inventions conceived and reduced to practice by Nortran alone or jointly with Antalium during the term of this Agreement, that claim an Agreement Compound or any Derivative thereof, or method of use or process for the synthesis thereof or composition-of-matter containing such Active Compound, Other Compound or Derivative Compound thereof, and (ii) any divisions, continuations, continuations-in part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in (i) above, and any substitutions, confirmations, registrations or revalidations of any of the foregoing, in each case, which is owned or controlled, in whole or part, by license, assignment or otherwise by Nortran, to the extent Nortran has the right to license or sublicense the same, and subject to any limitations and prohibitions of such license or sublicense.

      (b) "Know-How" shall mean all ideas, inventions, trade secrets, data, instructions, processes, formulas, expert opinions and information, including, without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, existing as of the Effective Date, or developed by Nortran alone or jointly with Antalium during the term of this Agreement, whether or not patentable, in each case, which is

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            necessary for the synthesis, development and use of Agreement
            Compounds or any Derivative thereof and/or for the development, manufacture, use or sale or commercialization of Products, to the extent Nortran has the right to license or sublicense the same, and subject to any limitations and prohibitions of such license or sublicense. Know-How does not include any inventions otherwise included in the Patent Rights.

1.20 "Medicinal Chemistry Program" shall mean a program for the chemical synthesis of structural analogs (the "Derivatives") of an Agreement Compound(s) in order to improve the biological properties of such compound(s) towards a target or an animal model, pursuant to the Screening Programs conducted by Antalium.

1.21 "NDA" shall mean a New Drug Application, as defined in the U.S. Food, Drug, and Cosmetic Act and the regulations promulgated thereunder, or any corresponding foreign application, registration or certification.

1.22 "Net Sales" shall mean the invoice price of Products sold by Antalium or its Affiliates or Sublicensees to Third Parties, less, to the extent included in such invoice price the total of: (i) ordinary and customary trade, quantity and/or cash discounts actually allowed, including government managed care and other contract rebates, pharmacy incentive programs, including chargebacks of pharmacy or hospital performance incentive programs or similar programs; (ii) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns), (iii) freight, postage, shipping insurance, and other transportation expenses paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business. Net Sales shall also include the amount of fair market value of all other consideration received by Antalium or its Affiliates or Sublicensees in respect of Products, whether such consideration is in cash, payment in kind, exchange or another form. With respect to Products sold in combination with other products by Antalium or its Affiliates or Sublicensees in a capitation or bundled transaction (each, a "Bundled Transaction"). Net Sales of such Products shall be calculated in accordance with the following formula:

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      The Average Selling Price shall be based on the actual average selling price of the applicable Product or product other than a Product, as the case may be, determined for the applicable period.

      If a Product is not sold separately and no bona tide list price exists for such Product, the Parties shall negotiate in good faith an imputed bona fide list price for such Product, and Net Sales with respect thereto shall be based on such imputed list price.

1.23 "Nortran Research" shall mean all the research and development activities concerning the Agreement compounds in the Field of Interest performed by or on behalf of Nortran, or the results of which are lawfully in Nortran's possession, and any and all information derived from such activities, including without limitation all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information.

1.24 "Patent Rights" shall have the meaning as defined under Licensed Technology above.

1.25 "Phase I", "Phase II", and "Phase III" shall mean Phase I (or Phase I/II), Phase II (or Phase II/III). and Phase III clinical trials, respectively, in each case as prescribed by applicable FDA regulations, or any corresponding foreign statutes, rules or regulations.

1.26 "Product(s)" shall mean any pharmaceutical product in which a Lead Compound or Derivative is an ingredient and which has been authorized for sale in any regulatory jurisdiction.

1.27 "Research Collaboration" shall mean the research activities undertaken by the Parties pursuant to Article 2 below.

1.28 "Research Term" shall mean the term of the Research Collaboration, as provided in Section 2.5 below.

1.29 "Secondary Screening Program" shall mean the panel of in vitro and/or in vivo experimental procedures that Antalium will use to screen Active Compounds to select Lead Compounds.

1.30 "Screening Program(s)" shall mean the Initial Screening Program, Secondary Screening Program or any other in vitro and/or in viva experimental procedures that Antalium will use to screen Agreement Compounds.

1.31 "Sublicensee" shall mean, with respect to a particular Product, a Third Party to whom Antalium has granted a license or sublicense under the Licensed Technology to develop, make, have made, use and/or sell such Product, as used in this Agreement, "Sublicensee" shall also include a Third Party to whom Antalium has granted the right to distribute such Product, provided that such Third Party has responsibility.

1.32 "Target(s)" shall mean any molecular target that Antalium believes to be a valid therapeutic target for the identification and development of pharmaceutical products.

1.33  "Territory" shall mean the entire world.

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1.34  "Test Compound" shall mean any compound or chemical entity conceived, identified, discovered, created or synthesized by Nortran and delivered to Antalium under the Agreement.

1.35 "Third Party" shall mean any person or entity other than (i) Antalium and any of its Affiliates, and (ii) Nortran and any of its Affiliates.

1.36  "Work" shall mean the research and development activities described in
      Section 2.2


                                        ARTICLE 2
                                 RESEARCH COLLABORATION

2.1   Research Location.

      The Parties acknowledge and agree that the Work shall be performed at such location as may be agreed between the Parties.

2.2   Research Plan

      2.2.1 Discovery of Test Compounds by Nortran.

            Nortran shall deliver not less than 30 Test Compounds during a period not to exceed 1 month from the Effective Date, according to the schedule described in Exhibit A on all the Test Compounds, Nortran shall perform preliminary testing of potential analgesic properties using a well established in vivo pain model, the choice of which shall be at Nortran's discretion Together with the Test Compounds, Nortran shall provide Antalium upon request relevant data and information about said Compounds, including but not limited to physico-chemical properties and results and information derived from Nortran Research, as further described in Section 2.4 hereinafter.

            Nortran shall, at its expense, supply to Antalium the Test Compounds in individual containers, in the quantities, described in Exhibit A. Agreement Compounds delivered pursuant to the terms of this Agreement shall be suitably packed for surface or air shipment, at Nortran's discretion, and delivered to a shipping location designated by Antalium and agreed to by Nortan, at which location risk of loss shall pass to Antalium. All freight; insurance, and other shipping expenses, and all applicable taxes, duties and similar charges, as well as any special packing expenses shall be paid by Nortran, unless incurred because of a special request of Antalium.

      2.2.2 Screening Program by Antalium.

            Antalium shall have the right but not the obligation to use Test Compounds in connection with an Initial Screening Program that shall be elaborated and conducted solely by Antalium at its discretion and expense, in compliance with Section 2.3. The objective of said Screening Program shall be to identify the Test Compounds that qualify as lead Compounds, as defined by their activity against selected targets or selected in vivo animal models (the "Biological Criteria"), and suitable for further development.

            After the identification of such lead Compounds, Antalium shall provide Nortran notice of such Lead Compounds selected by Antalium (up to a total of 8 compounds). If additional quantities of selected Test Compounds are required for any purpose subject to the terms and conditions herein, the cost to produce the additional amounts of such selected Lead Compounds shall be borne by Antalium, and may be undertaken by either Nortran, if Nortran so agrees, or by a contract synthesis laboratory acceptable to both Parties.

      2.2.3 Medicinal Chemistry and Lead Optimization.

            At any time during the term of the Agreement, Antalium may initiate a Medicinal Chemistry Program to conceive, design and synthesize Derivatives with improved or optimized biological properties for use in the Field of Interest. Nortran shall promptly deliver to Antalium the structures of all Lead Compounds and the synthesis procedures used by Nortran to synthesize such Lead Compounds. Nortran shall use reasonable efforts to assist Antalium, at the expense of Antalium, in proceeding with the Medicinal Chemistry Program and agrees to provide Antalium with reasonable technical and other support, including access to Licensed Technology if required for future efforts by Antalium to develop and commercialize Products based on Agreement Compounds. It is understood by both Parties that any Nortran assistance in this regard shall be provided in the context of other demands and priorities which may be more urgent or important than the needs of Antalium.

2.3   Limited Use and Exclusivity

      2.3.1 Limited Use. Antalium may use any Test Compound or Derivative solely to conduct identification and selection of compounds that may be developed and commercialized by Antalium in the Field of Interest, subject to the terms and conditions described herein. Antalium shall not use any Agreement Compound or any other application or purpose not contemplated herein without the prior written consent of Nortran, such consent to be entirely at Nortran's discretion.

      2.3.2 Exclusivity. Except as otherwise expressly permitted under this Agreement, Nortran shall not conduct or fund, either by itself or at a Third Party, any research or development activity specifically intended to identify, discover, synthesize or develop compounds using any of the Test Compounds during an 18 month period starting on the Effective Date or any Lead Compounds or Derivative thereafter as leads for, or as the basis for, chemical discovery for use in the Field of Interest.

2.4   Research reports:

      Nortran shall provide Antalium with a report on Nortran Research regarding the Test Compounds and relevant to the Research Collaboration.

2.5   Term of the Research Collaboration

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      2.5.1 Research Term. The Research Collaboration shall commence on the
            Effective Date and, unless terminated earlier as provided in Article 11 below, the Research Collaboration shall terminate on the day of the first anniversary of the Effective Date (the "Initial Term"), unless extended pursuant to Section 2.5.2 below, in which case the Research Collaboration shall terminate on the last day of such extension term.

      2.5.2 Extension of Research Term. With the written agreement of both Parties, the Research Term may be extended for up to two (2) years following the Initial Term. If it wishes to extend the Research Term, such Party must notify the other Party in writing at least sixty (60) days prior to the then current expiration date for the Research Term. The Parties shall negotiate in good faith the terms of any such extension.


                                 ARTICLE 3
                  DEVELOPMENT AND COMMERCIALIZATION

3.1 The selection of Lead Compound(s), Clinical Candidates, Derivative(s), and Product(s) for development and commercialization shall be at the discretion of Antalium. Unless otherwise mutually agreed, Antalium shall, at no expense to Nortran, be responsible for conducting or arranging all development and commercialization of Product(s).


                                 ARTICLE 4
                              LICENSE RIGHTS

4.1   License to Agreement Compounds and Corresponding Products.

      Subject to the terms and conditions of this Agreement, Nortran grants to Antalium an exclusive, worldwide license under the applicable Licensed Technology to develop, make, have made, and use all Lead Compounds and any Derivative thereof in the Field of Interest, in the entire Territory, and to develop, make, have made, use, import, have imported, sell, offer for sale and engage in the commercialization of any Products containing such Lead Compounds and Derivatives, in the Field of Interest, in the entire Territory, during the term of this Agreement.

4.2   Sublicenses.

      Antalium shall have the right to grant sublicenses, subject to and upon terms consistent with this Agreement, under the license granted in Section
      4.1. Within thirty (30) days following the execution of any such sublicense, Antalium shall provide Nortran with at least the following information with respect to each Sublicensee: (i) the identity of the
      Sublicensee: (ii) a description of the Product, and the rights granted to the Sublicensee; and (iii) the territory in which the Product will be sold. Antalium shall remain responsible to Nortran for the compliance of each such Sublicensee with the financial and other obligations due under this Agreement.

4.3   Exclusivity in the Field of Interest.

      Nortran agrees that Antalium shall have exclusive rights to use Lead Compounds or Derivatives, in the Field of Interest during and in accordance with the terms of this Agreement, and that Nortran may not make, use, sell, promote, market, license or otherwise permit or authorize any Third Party to make, use, sell, promote, or market Lead Compounds or Derivatives, for any use in the Field of Interest during the term or this Agreement. Nortran covenants that it shall expressly prohibit any licensees of Nortran or its Affiliates who are licensed to make, use or sell any Agreement Compounds from making, using, selling, promoting, or marketing the Agreement Compounds for any use in the Field of Interest.

4.4   No Implied Licenses.

      Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect, No other license rights shall be created by implication, estoppel or otherwise, Notwithstanding the provisions of this Article 4. Antalium's rights hereunder in respect of Derivatives shall be limited to compounds which are not identical to or close analogues of other Nortran owned molecules which are being commercialized outside the Field of Interest.

4.5   Commercialization.

      Except as otherwise agreed in writing or specifically provided in the terms of this Agreement, neither Antalium nor its Affiliates nor Sublicensees shall commercialize any Agreement Compound other than as a Product in accordance with this Agreement.

4.6   Term of License.

      The license granted to Antalium under this Article 4 snail expire in the event:

      (a) Antalium does not select a Lead Compound within eighteen (18) months ("First Expiration Period") of the Effective Date.

      (b)   Antalium does not select a Clinical Candidate within thirty-three
            (33) months ("Second Expiration Period") starting from the Effective Date.

4.7   Notwithstanding

      Notwithstanding the provisions of Sections 4.1 through 4.6, the rights granted to Antalium by Nortran under these Sections shall be subject to the termination provisions in Article 11 "Term and Termination".

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                                ARTICLE 5
                         INTELLECTUAL PROPERTY

5.1   Ownership of inventions and disclosure.

      Title to all inventions and other intellectual property made solely by employees of Antalium, but not Nortran, in the course of and in connection with the Research Collaboration ("Antalium Inventions") shall be deemed owned by Antalium. Title to all inventions and other intellectual property made solely by employees of Nortran, but not Antalium, in the course of and in connection with the Research Collaboration ("Nortran Inventions") shall be deemed owned by Nortran. Title to all inventions and other intellectual property made jointly by employees of Antalium and Nortran in the course of and in connection with the Research Collaboration ("Joint Inventions") shall be deemed owned jointly by Nortran and Antalium. Inventorship of inventions and other intellectual property conceived and/ or reduced to practice pursuant to this Agreement shall be determined in accordance with the laws of Canada. Each Party shall promptly disclose to the other any inventions made in connection with this Agreement. It is understood that both parties grant one another a worldwide, exclusive (except as to each other), right and license, with the right to sub-license, to develop, make, have made, use, sell, offer for sale, have sold, import and have imported Products, under any Patent Rights and Intellectual Property jointly owned by Nortran and Antalium.

5.2   Patent Filing and Prosecution.

      5.2.1   Responsibilities

              (a) Nortran Inventions. Nortran shall be responsible for
                  preparing, filing, prosecuting and maintaining, in such countries in the Territory as it deems appropriate, patent applications and patents directed to Nortran Inventions included within the Licensed Technology and conducting any interferences, re-examinations, reissues and oppositions relating to such patent applications and patents.

              (b) Antalium Inventions. Antalium shall be responsible for preparing, filing, prosecuting and maintaining, in such countries in the Territory as it deems appropriate, patent applications and patents directed to all Antalium Inventions, and conducting any interferences, re-examinations, reissues and oppositions relating to such patent applications and patents.

              (c) Joint Inventions. Subject to Sections 5.3 and 5.4. Antalium
                  shall be responsible for preparing, filing, prosecuting and maintaining in the Territory, or any countries agreed by Antalium and Nortran, patent applications and patents directed to all Joint Inventions, and conducting any interferences, re-examinations, reissues and oppositions relating thereto.

      5.2.2   Failure to Prosecute.

              (a) Nortran Failure to Prosecute. Nortran may elect, upon ninety
                  (90) days prior notice, to discontinue prosecution of any patent applications filed by Nortran pursuant to Section 5.2.1(a) or 5.2.1(c) above and/or not to file or conduct any further activities with respect to the patent applications or patents subject to such Sections. In the event Nortran declines to file or, having filed, fails to further prosecute or maintain any patent applications or patents described in such Sections, or conduct any proceedings including, but not limited to, interferences, re-examinations, reissues, oppositions relating thereto, then Antalium shall have the right to prepare, file, prosecute and maintain such patent applications and patents in such countries as it deems appropriate, and conduct such proceedings, at its sole expense in such case, Nortran shall immediately execute all necessary documents that may be required in order to enable Antalium to file, prosecute and maintain such patent applications and to conduct any such proceedings.

              (b) Antalium Failure to Prosecute. Antalium may elect, upon ninety
                  (90) days prior notice, to discontinue prosecution of any patent applications filed pursuant to Section 5.2.1 (b) or
                  5.21 (c) above and/or not to file or conduct any further activities with respect to the patent applications or patents subject to such Section. In the event Antalium declines to tile or, having filed, fails to further prosecute or maintain any patent applications or patents described in such Section, or conduct any proceedings including, but not limited to, interferences, re-examinations, reissues, oppositions relating thereto, then Nortran shall have the right to prepare, file, prosecute and maintain such patent applications and patents in such countries as it deems appropriate, and conduct such proceedings, at its sole expense. In such case, Antalium shall immediately execute all necessary documents that may be required in order to enable Nortran to file, prosecute and maintain such patent applications and to conduct any such proceedings.

5.3   Cooperation.

      Antalium and Nortran shall consult together upon all matters relating to the filing, prosecution, and maintenance of patents described in Article
      4. This shall include giving the other Party the opportunity to review and comment upon the text of any priority application before filing, consultation about the decision whether or not to foreign file, and if so, in which countries; and giving the other Party the opportunity, as far in advance of filing dates as feasible, to fully review and comment on the basic foreign filing text. Each Party shall provide to the other copies of any search reports and official actions, including notice of all interferences, reissues, re-examinations, and oppositions received from the relevant patent offices promptly after receipt. Each Party, whether or not involved in the filing, prosecution, defense or enforcement of any Patent Rights hereunder or In the defense of any infringement claims by Third Parties, shall reasonably cooperate with and assist the other in connection with activities subject to Section 5.2,5.6,5.7, at the other's request. Each Party shall execute and procure that its employee inventors shall execute all documents reasonably required in connection with the filing, prosecution, or maintenance of patents directed to all the Joint Inventions.

5.4   Costs.

      Responsibilities for costs incurred under this Articles shall be as follows:

            (a) Nortran shall pay all out-of-pocket costs incurred in connection with the conduct of the activities described in Sections 5.2.1(a)

            (b) Antalium shall pay all out-of-pocket costs incurred in connection with the conduct of the activities described in
                  Section 5.2.1(b).

            (c) Subject to Section 5.2.2, the Parties shall reimburse each other so as to equally share the out-of-pocket costs incurred in connection with conduct of the activities described in
                  Section 5.2.1(c).

5.5   Copies

      During the term of this Agreement Antalium shall promptly provide to Nortran a copy of any patent applications filed by Antalium or its Affiliates or Sublicensees, after the publication thereof, relating to any Agreement Compounds. During the term of this Agreement, Nortran shall promptly provide to Antalium a copy of any patent applications filed by Nortran, after the publication thereof, relating to any Agreement Compounds.

5.6   Enforcement and Defense.

      5.6.1 Notice. Each Party shall promptly notify the other of any knowledge it acquires of any potential infringement of the Licensed Technology or the Antalium Technology by a Third Party.

      5.6.2 Joint Inventions. In the event Nortran or Antalium becomes aware of any actual or threatened infringement of any patent filed pursuant to Section 5.2.1 (c), that Party shall promptly notify the other and the Parties shall promptly discuss how to proceed in connection with such actual or threatened infringement. Unless otherwise agreed by the Parties, the terms of Sections 5.63 and 5.6.4 shall apply; provided, the Parties may decide to jointly defend against any patent infringement by Third Parties, in which case the Parties shall also agree on allocation of costs and damages.

      5.6.3 Antalium. Antalium shall have the initial right, but not the obligation, to take reasonable legal action to enforce against infringements by Third Parties or defend any declaratory judgment action relating to any patent filed pursuant to Section 5.2.1 (c), at its sole cost and expense. If, within six (6) months following receipt of such notice from Nortran Antalium fails to take such action to halt a commercially significant infringement, Nortran shall, in its sole discretion, have the right, at its sole expense, to take such action. Antalium shall have the right to enforce patents filed pursuant to Section 5.2.1 (b), in its sole discretion, unless Nortran has acquired a license to Antalium interest in such patents.

      5.6.4 Nortran. Nortran shall have the initial right, but not the obligation, to take reasonable legal action to enforce against patent infringement by Third Parties or defend any declaratory judgment action relating to any patent filed pursuant to Section
            5.2.1 (a), at its sole cost and expense. If, within six (6) months following receipt of such notice from Antalium Nortran fails to take such action to halt a commercially significant infringement, Antalium shall, in its sole discretion, have the right, at its expense, to take such action.

      5.6.5 Cooperation; Costs and Recoveries. At the request and expense of either Party, the other Party shall give the requesting Party all reasonable assistance required to file and conduct any such proceeding and shall be entitled to retain any and all awards or damages obtained therefrom.

5.7   Infringement claims.

      In the event the manufacture, sale, use, distribution or marketing of any Product pursuant to this Agreement, because of the practice of the Licensed Technology or the Antalium Technology, results in any claim, suit or proceeding alleging patent infringement against Nortran or Antalium (or its Affiliates or Sublicensees), such Party shall promptly notify the other Party hereto in writing setting forth the facts of such claim in reasonable detail. The defendant shall have the exclusive right and obligation 10 defend and control the defense of any such claim, suit or proceeding, at its own expense, using counsel of its own choice; provided, however, it shall not enter into any settlement which admits or concedes that any aspect of the Antalium Technology (in the case of Nortran) or the Licensed Technology (in the case of Antalium) is invalid or unenforceable, without the prior written consent of such other Party. The defendant shall keep the other Party hereto reasonably informed of all material developments in connection with any such claim, suit or proceeding. In the event Antalium is the defendant, any costs and expenses of Antalium in defending a suit, arising solely out of the use of Licensed Technology, and any amounts that Antalium is required to pay to the Third Party in order to settle or otherwise dispose of such suit or in damages or other amounts finally awarded to such Third Parties in such suit, may be offset by Antalium against any amounts that Antalium owes to Nortran under Sections 6.2 and 6.3; provided that Antalium may not settle such suit without Nortran's prior written approval, such approval to not be unreasonably withheld or delayed.


                                  ARTICLE 6
                               FINANCIAL TERMS

6.1   Research Funding

      (a) In recognition of the research done by Nortran on Antalium's behalf before the Effective Date, Antalium shall provide to Nortran a research funding of five hundred thousand dollars ($500,000.00) to enable Nortran to carry out Nortran's responsibilities in accordance with Article 2.

      (b) No withholding. The amounts paid to Nortran pursuant to this Section 6.1(a) are funding for the Research Collaboration and shall be made without withholding for taxes or any other charge, unless required by law.

6.2   Milestone Payments

      In partial consideration of the rights granted to Antalium under this Agreement, Antalium shall pay Nortran the following amounts within sixty
      (60) days after each occurrence of the following milestones with respect to an Agreement Compound or Product:

      (a) $10,000 per compound selected as a Lead Compound regardless of the number of Lead Compounds selected.

      (b) $100,000 per compound selected as Clinical Candidate, regardless of the number of Clinical Candidates selected.

      (c) $3,000,000.00 upon the dosing of the first patient in a Phase III clinical trial (as prescribed by applicable FDA regulations, or any corresponding foreign statutes, rules or regulations).

      (d) $5,000,000.00 upon the approval of a New Drug Application ("NDA")(or its equivalent or non-U.S. counterpart in any jurisdiction).

      (e) It is understood that Antalium shall have no obligation to pay any of the milestone payments set forth above more than one (1) time with respect to a particular molecular target within the Field, regardless of how many Products are commercialized in respect of such target and regardless of the number of jurisdictions involved. The milestone payments shall be made on a target-by-target basis, so that if Antalium ceases all development of a particular Lead Compound or Derivative (or corresponding Product) after having made payments with respect to such Lead Compound, Derivative or Product under this Section 6.2 on the accomplishment of milestones specified herein, there Shall be no payment due upon the accomplishment of those same milestones with respect to a subsequent Agreement Compound, or Product hereunder that is active against the same molecular target.

      For greater certainty, the amounts payable hereunder include any Lead Compound Derivative or Product.

6.3   Royalties

      Royalties shall be payable on any Product which contains a Lead Compound, or Derivative.

      6.3.1 Earned Royalties. In consideration for the licenses and rights granted by Nortran to Antalium under this Agreement, Antalium shall pay to Nortran during the applicable Royalty Period an earned royalty of ten percent (10%) of Net Sales of Products.

      6.3.2 Pass-through Royalties. In the case of sublicenses, Antalium shall pay to Nortran, as royalty, twenty percent (20%) of all sub-licensing revenues including all milestone payments, once collected. Milestone payments to Nortran in accordance with Section 6.2, are excluded from such pass-through royalties for greater certainty, bulk sales of Product to a third party shall be considered as sub-licenses and therefore subject to the 20% royalty rate.

      6.3.3 Royalty Period. The royalty payments set forth above shall be payable for each Product on a product-by-product and country-by-country basis from the time of First Commercial Sale of Product in such country until the last-to-expire or -lapse of Patent Rights containing a Valid Claim with respect to the Agreement Compound which is an ingredient of such Product in such country. At the end of such period, Antalium shall have a fully paid-up, non-exclusive, royalty-free license, with the right to sublicense, under any unpatented Licensed Technology to make, have made, use and sell products on a country-by-country and product-by product basis.

                                 ARTICLE 7
                      PAYMENTS, BOOKS AND RECORDS
7.1   Royalty Reports and Payments.

      After the First Commercial Sale of a Product on which royalties are payable by Antalium or its Affiliates or Sublicensees hereunder, Antalium shall make quarterly written reports to Nortran within ninety (90) days after the end of each calendar quarter, stating in each such report, separately for Antalium and each Affiliate and Sublicensee, the number, description, and aggregate Net Sales, by country, of each Product sold during the calendar quarter upon which a royalty is payable under Section
      6.3.1 above. In the event that any Net Sales are based on Bundled Transactions, such reports shall include a statement showing the calculation of the Net Sales with respect to such Bundled Transactions. Concurrently with the making of such reports, Antalium shall pay to Nortran royalties due at the rates specified in such Sections.

7.2   Payment Method

      All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to a bank account designated by Nortran. All payments hereunder shall be made in Canadian dollars In the event that the due date of any payment subject to Article 6 hereof is a Saturday, Sunday or national holiday, such payment may be paid on the following business day. Any payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate as reported by the Canadian Imperial Bank of Commerce ("CIBC"), on the date such payment is due, plus an additional one percent (1%), calculated on the number of days such payment is delinquent.

7.3   Currency Conversion.

      The royalty payments due shall be calculated at Antalium's customary internal corporate monthly exchange rates for the last month of the calendar quarter for which remittance is made for royalties for each month and each currency, Antalium's customary internal corporate monthly exchange rate shall equal the arithmetic average of the daily exchange rates (obtained as described below) during the period from (i) the 20th day of the preceding month (or, if such 20th day is not a business day, the immediately preceding business day) through (ii) the 19th day of the current month (or, if such 19th day is not a business day, the immediately preceding business day); each daily exchange rate shall be obtained from the Reuters Daily Rate Report or The Wall Street Journal, Eastern U.S. Edition, or, if not so available, as furnished by Antalium's local Affiliates.

7.4   Records' Inspection.

      Antalium and its Affiliates and Sublicensees shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable under this Agreement. Such books and records shall be kept in the principal place of business of this Agreement. Such books and records shall be kept at the principal place of business of such Party, as the case may be, for at least three (3) years following the end of the calendar quarter to which they pertain. Such records shall be open for inspection during such three (3) year period by a public accounting firm to whom Antalium has no reasonable objection, solely for the purpose of verifying royalty statements hereunder. Such inspections may be made no more than once each calendar year at reasonable times and on reasonable notice. Inspections conducted under this Section 7.4 shall be at the expense of Nortran, unless a variation or error producing an increase exceeding five (5%) of the amount stated for any period covered by the inspection is established in the course of any such inspection, whereupon all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid promptly by Antalium together with interest thereon from the date such payments were due at the prime rate as reported by the CIBC plus an additional one percent (1%).

7.5   Tax Matters

      7.5.1 Withholding Taxes. All milestone payments, royalty amounts and license fees required to be paid to Nortran pursuant to this Agreement shall be paid with deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by a jurisdiction other than Canada ("Withholding Taxes") Antalium shall provide Nortran a certificate evidencing payment of any Withholding Taxes hereunder, and shall provide any further assistance reasonably requested by Nortran to enable Nortran to obtain the benefit of any such deduction.

      7.5.2 Other Taxes. Nortran shall be responsible for any sales taxes, use taxes, transfer taxes or similar governmental charges required to be paid in connection with the transfer of the Agreement Compounds. In the event that Antalium is required to pay any such amounts, and reasonably documents payment, Nortran shall promptly reimburse Nortran for such amounts.



                                ARTICLE 8
                            CONFIDENTIALITY

8.1   Confidential Information.

      Except as expressly provided herein, the Parties agree that, for the Term of this Agreement and for five (5) years thereafter, the Receiving Party, except as expressly provided in this Article 8, shall not disclose to any Third Party or use for any purpose any Confidential Information of the Disclosing Party, howsoever acquired by the Receiving Party, except to the extent that it can be established by the Receiving Party by competent proof that such information:

      (a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure:

      (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

      (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

      (d) was independently developed by the Receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development;

      (e) was, subsequently, lawfully disclosed to the Receiving Party by a person other than the Disclosing Party; or

      (f) was approved in writing by the Disclosing Party for public disclosure by the Receiving Party.

8.2   Permitted Use and Disclosures.

      Each Party hereto may use or disclose information disclosed to it by the other Party to the extent such information is included in the Licensed Technology or the Antalium Technology, as the case may be, and to the extent such use or disclosure is reasonably necessary and permitted in the exercise of such rights granted hereunder in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or court order or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense or otherwise exercising license rights expressly granted by the other Party to it pursuant to the terms of this Agreement, provided that if a Party is required to make any such disclosure, other than pursuant to a confidentiality agreement, it shall give reasonable advance notice to the other Party of such disclosure and, save to the extent inappropriate in the case of patent applications, shall use its reasonable efforts to secure confidential treatment of such information in consultation with the other Party prior to its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements.

8.3   Nondisclosure of Terms.

      Each of the Parties hereto agrees not to disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, except to such Party's attorneys, advisors, investors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law. Notwithstanding the foregoing, the Parties shall agree Upon Q press release and timing to announce the execution of this Agreement, together with a corresponding Q&A outline for use in responding to inquiries about the Agreement; thereafter, Nortran and Antalium may each disclose to Third Parties the information contained in such press release and Q&A without the need for further approval by the other. In addition, Antalium and Nortran may make public statements regarding the progress of the Research Collaboration and the achievement of milestones and fees with respect thereto, following consultation and mutual agreement, the consent of neither Party to be unreasonably withheld.

8.4   Acknowledgement of Confidentiality.

      Antalium acknowledges and confirms that all communications and information relating to this Agreement received from Nortran prior to the date of this Agreement shall be deemed to be Confidential Information under this Agreement and shall be deemed to have been received under an obligation of confidentiality from the time of its receipt on the terms as set out in this Agreement.


                                 ARTICLE 9
                     REPRESENTATIONS AND WARRANTIES

9.1   Representations and warranties of both Parties

      Each Party hereby represents and warrants to the other Party as follows:

      9.1.1 Existence. Such Party is duly organized and validly existing under the laws of the province of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

      9.1.2 Authorization and Enforcement of Obligations.

            (a) Such Party has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder: and

            (b) Such Party has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation enforceable against such Party in accordance with its terms except as enforcement may be limited by equitable remedies or defenses and applicable bankruptcy laws.

      9.1.3 No Consent. All necessary consents, approvals and authorizations from all governmental authorities and other persons or Third Parties required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained.

      9.1.4 No Conflict. The execution, delivery and performance of this Agreement by such Party do not conflict with any agreement, instrument or understanding, oral or written, to which such Party is a Party or by which such Party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over such Party.

      9.1.5 No Consequential Damages. In addition to the other limitations set out in this Article 9, in no event shall either Party be liable to the other for any indirect, consequential, special, incidental or contingent damages of any nature whatsoever, including but not limited to loss of revenue or profit, or loss of use of either, or costs of capital.

9.2   Representations and Warranties of Nortran.

      Nortran hereby represents and warrants to Antalium as follows:

            (a) It has not previously granted, and during the term of this Agreement shall not knowingly make, any commitment or grant any rights which are in conflict in any material way with the rights and licenses granted herein.

            (b) To the best of its knowledge, it is the owner or licensee of all of the Licensed Technology in existence on the Effective Date, and has therefore the right to grant the licenses or sublicenses granted under this Agreement, as the case may be.

            (c) To the best of its knowledge as of the Effective Date, there are no existing or threatened actions, suits or claims pending against it with respect to the Licensed Technology.

            (d) To the best of its knowledge as of the Effective Date, the creation or synthesis of Agreement Compounds or any Derivative thereof by Nortran does not infringe any patent rights of any Third Party.

9.3   Disclaimer

      Antalium and Nortran specifically disclaim any guarantee that the Research Collaboration shall be successful, in whole or in part. The failure of the Parties to successfully develop Agreement Compounds or Derivative thereof or Products shall not constitute a breach of any representation or warranty or other obligation under this Agreement, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NORTRAN AND ANTALIUM MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE TECHNOLOGY AND INFORMATION DISCLOSED HEREUNDER OR PRODUCTS INCLUDING. BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY TECHNOLOGY. PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. ALL TECHNOLOGY AND INFORMATION IS PROVIDED "AS IS."


                               ARTICLE 10
                           INDEMNIFICATION

10.1  Antalium

      Antalium agrees to indemnify, defend and hold Nortran and its Affiliates and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the "Nortran Indemnitees") harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys' and professional fees and other expenses of litigation) (collectively, "Liabilities") arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments, relating to (i) any Products developed, manufactured, used, sold or otherwise distributed by or on behalf of Antalium, its Affiliates or Sublicensees or other designees

      (including, without limitation. product liability and patent Infringement claims), (ii) Antalium' performance of the Research Collaboration; and
      (iii) any breach by Antalium of the representations and warranties made in this Agreement, except, in each case, to the extent such Liabilities result from a material breach of this Agreement by Nortran, gross negligence or intentional misconduct of Nortran.

10.2  Nortran

      Nortran agrees to indemnify. defend and hold Antalium, its Affiliates and its Sublicensees and their respective directors, officers, employees, agents and their respective heirs and assigns (the "Antalium Indemnitees") harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys' and professional fees and other expenses of litigation) (collectively, "liabilities") arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments, relating to (i) any product based on an Agreement Compound developed, manufactured, used, sold or otherwise distributed by or on behalf of Nortran, its Affiliates, licensees or other designees as permitted under this Agreement (including, without limitation, product liability, patent infringement and other Intellectual Property claims), (ii) the performance of the Research Collaboration by Nortran, and (iii) any breach by Nortran of its representations and warranties made in this Agreement, except, in each case, to the extent such Liabilities result from a material breach of this Agreement by Antalium, gross negligence or intentional misconduct of Antalium.

10.3  Procedure

      In the event that any Indemnitee (either a Antalium Indemnitee or a Nortran Indemnitee) intends to claim indemnification under this Article 10 it shall promptly notify the other Party in writing of such alleged Liability. The indemnifying Party shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee; provided, however, that any Indemnitee shall have the right to retain its own counsel at its own expense, for any reason, including if representation of any Indemnitee by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party reasonably represented by such counsel in such proceeding. The affected Indemnitee shall cooperate with the indemnifying Party and its legal representatives in the investigation of any action, claim or liability covered by this Article 10. The Indemnitee shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the indemnifying Party, which such Party shall not be required to give.


                                ARTICLE 11
                          TERM AND TERMINATION

11.1  Term of Agreement

      This Agreement shall commence on the Effective Date and shall remain. In full force and effect until the expiration of the last to expire of the applicable Patent Rights covering any royalty-bearing Licensed Product, on a country-by-country basis, unless earlier terminated as provided in this
      Article 11.

11.2  Early Termination.

      Notwithstanding the provisions of Article 4 and Section 11.1, this Agreement shall terminate if:

      (a) after a period of more than 18 months starting from the Effective Date, Antalium fails to select a Lead Compound.

      (b) after a period of more than 33 months starting from the Effective Date, Antalium fails to select a Clinical Candidate.

      (c) If a Clinical Candidate is selected but a period of more than 12 months elapses between selection of Clinical Candidate and the dosing of the first patient in a Phase I clinical trials and receipt by Antalium of written notification from Nortran that such a gap has occurred.

11.3  Termination for breach of payment obligations.

      In the event that Antalium fails to make timely payment of any amounts due to Nortran under this Agreement. Nortran may terminate the Research Collaboration and/or this Agreement upon sixty (60) days written notice to Antalium, unless Antalium pays all past-due amounts within such sixty-day notice period.

11.4  Termination for Default.

      If either Party breaches any material provision of this Agreement (other than as provided in Sections 11.2 and 11.3) and if such breach is not corrected within 90 days after the non-breaching Party gives notice of the default to the breaching Party, the non-breaching Party may terminate the Research Collaboration and/or this Agreement immediately by giving notice of the termination, effective on the date of the notice; provided, however, that if any such breach is not capable of being cured within the aforesaid 90-day period, so long as the breaching Party (or any Third Party on its behalf) commences to cure the breach promptly after receiving notice of the breach from the non-breaching Party and thereafter diligently prosecutes the cure to completion as soon as is practicable, the non-breaching Party may not terminate this Agreement unless the breaching Party (or any Third Party on its behalf), notwithstanding such efforts, is unable to cure the breach within 80 days after the other
      Party gives notice of the default, in which case the non-breaching Party may terminate this Agreement immediately by giving notice of the termination, effective on the date of the notice.

11.5  Termination for Insolvency.

      If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization, dissolution, liquidation or winding-up of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter, the other Party may immediately terminate the Research Collaboration and/or this Agreement, effective upon notice of such termination.

11.6  Voluntary Termination of License Rights.

      Antalium may terminate the license rights granted to it by Nortran under
      Article 4 of this Agreement with respect to any particular country or countries in the Territory or with respect to a particular Agreement Compound or Product by giving Nortran at least thirty (30) days written notice thereof.

11.7  Mutual Termination.

      By written agreement, the Parties may at any time terminate this Agreement on mutually acceptable terms.

11.8  Effect of termination

      11.8.1 Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release either Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

      11.8.2 Return of Materials. Upon any termination of this Agreement or the licenses granted to either Party pursuant to this Agreement, the Parties shall promptly return to each other all Confidential Information (including, without limitation, all Know-How) received from the other Party, except one copy of which may be retained for archival purposes.

      11.8.3 Post-Termination Product Sales. In the event of the cancellation or termination of any license rights with respect to a Product prior to the expiration of this Agreement, inventory of such Product may be sold for up 10 one year after date of termination or such longer period as the Parties may agree, provided earned royalties are paid thereon.

      11.8.4 Licenses.

            (a) Following expiration of the term of this Agreement with respect to a Product in a country pursuant to Section 11.1, Antalium shall have the royalty-free, perpetual right to make, have made, use and sell such, Product in such country. Following expiration of the term of this Agreement with respect to every Product in every country pursuant to Section 11.1, Antalium shall have the royalty-free, perpetual right to continue to make, have made, use and sell all Products worldwide.

            (b) The licenses granted to Antalium herein shall terminate in the event of any termination of the Agreement by Nortran pursuant to Sections 11.2, 11.3, 11.4, or 11.5. Notwithstanding the foregoing, in the event of termination of this Agreement for Insolvency of Nortran, pursuant to Section 11.5, all licenses and rights granted to Antalium shall remain in full force and effect, subject to the terms and conditions of this Agreement applicable thereto.

            (c) If more than one Product is being commercially developed or exploited by Antalium or its Affiliates or Sublicensees hereunder, and Nortran terminates this Agreement pursuant to
                  Section 11.3 or 11.4 due to a breach relating only to a single Product, then Nortran shall be entitled to terminate this Agreement only with respect to the applicable Product.

            (d) Except as expressly provided in this Section 11.8.4, in the event of any termination of this Agreement, the licenses granted under this Agreement to either Party prior to the effective date of such termination shall remain in effect, subject to the terms and conditions of this Agreement applicable thereto. In such event, the applicable provisions of Articles 4, 6 and 9 shall survive and be applicable to such licenses in addition to the provisions which survive pursuant to Section 12.16.


                                 ARTICLE 12
                             GENERAL PROVISIONS

12.1  Governing Law.

      This Agreement and any dispute arising from the construction, performance or breach hereof shall be governed, construed and enforced in accordance with the laws of the Province of Quebec; and the laws of Canada applicable in the Province of Quebec.

12.2  Compliance with Laws.

      In exercising their rights under this Agreement, the Parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules, and orders of any government body having jurisdiction over the exercise of rights under this Agreement, including, without limitation, those applicable to the discovery, development, manufacture, distribution, import and export, and sale of pharmaceutical products pursuant to this Agreement.

12.3  Notices.

      All notices, reports, payments, requests, consents, demands and other communications between Nortran and Antalium, pertaining to subjects related to this Agreement, shall be in writing and shall be deemed duly given and effective (A) when actually received by mail or personal delivery, or (B) when mailed by prepaid registered or certified mail to the receiving Party at the address set forth below, or to such other address as may be later designated by written notice from either Party to the other Party on the fifth (5th) day following the deposit thereof in the mail, or (C) when transmitted by facsimile, at the facsimile of such receiving Party set forth below, on the day of transmittal thereof:

      Nortran's Notification Address:

            Nortran Pharmaceuticals Inc.
            3650 Westbrook Mall Vancouver, BC,
            Canada, V6S 2L2
            Facsimile: (604) 222-6617

            Attention of: The Chief Executive Officer

      Antalium's Notification Address:

            Antalium Inc.
            1550 Metcalfe Street, Suite 502
            Montreal, QC
            Canada, H3A 1X6
            Facsimile: (514) 842-1505

            Attention of: The Chief Executive Officer

12.4  Entire Agreement.

      This Agreement, constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof. either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and executed by a duly authorized representative of each, of Nortran and Antalium.

12.5  Amendment.

      This Agreement may not be amended or modified except by written agreement signed by both Parties.

12.6  Assignment.

      This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party hereto; provided, however, that either Party may assign this Agreement, without the other's consent, to an entity that acquires all or substantially all of the business or assets of such party to which this. Agreement pertains, whether by merger, reorganization, operation of law, acquisition, sale, or otherwise. This Agreement shall be binding upon and accrue to the benefit of any permitted assignee, and any such assignee shall agree to perform the obligations of the assignor.

12.7  Severability.

      In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision, and the Parties shall amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the Parties and their commercial bargain.

12.8  Waiver of Rights.

      In order to be effective, any waiver, by either Party, of any right under this Agreement, must be in writing signed by an authorized representative of the Party making the waiver No such waiver of failure of Nortran or Antalium to enforce a right or strict performance under this Agreement shall be deemed to be a waiver or forbearance which would in any way prevent Nortran or Antalium from subsequently asserting or exercising any such rights, making a claim not specifically waived, or requiring strict performance of this Agreement. No such waiver or failure to enforce shall affect the validity of this Agreement or be a continuing waiver excusing compliance with any provision of this Agreement in the future.

12.9  Binding Effect.

      This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

12.10 Co-operation.

      Each Party hereto agrees to co-operate with the other to insure that each may have and enjoy to the fullest extent, all rights conveyed under this Agreement. If at any time after the date hereof any Party, acting reasonably, requests further documents, instruments or assurances in order to carry out the provisions hereof, then the Party from which such documents, instruments or assurances are requested shall promptly execute and deliver any such documents, instruments and assurances and do all things reasonably necessary to carry out the provisions hereof, all at the cast and expense of the Party requesting such assurance.

12.11 Mediation.

      Any dispute with respect to the present Agreement, and which cannot be settle by negotiation between the Parties, shall firstly be submitted to mediation by the Parties, who shall to this end appoint a mediator whose expertise appears relevant to the matter in question, If the mediation process does not resolve the disagreement within sixty (60) days, the Parties shall have recourse to arbitration in accordance with subsection
      12.12 hereafter, Mediator costs shall be equally shared by the Parties to this Agreement.

12.12 Arbitration.

      Any controversy which shall arise between the Ponies to this Agreement concerning its construction or application, or the rights, duties or obligations of any Party to this Agreement, shall be referred to an arbitration, the award and determination of which shall be final and binding upon the Par-ties hereto, the whole in accordance with the provisions of the Code of Civil Procedure of the Province of Quebec. The procedure of the arbitration shall be as follows:

      (a) Upon the written demand of any of the Parties concerned, the Parties shall meet and attempt to appoint a single arbitrator. If they are unable to agree on a single arbitrator then upon the written demand of any of them and within thirty (30) days of such demand, the Person making the demand shall apply to any Judge of the Superior Court of the Province of Quebec, to appoint such arbitrator that meets the criteria set forth pursuant to the provisions of section
            (b) of this Arbitration Schedule.

      (b) The arbitrator selected to act hereunder shall be (i) affiliated with a recognized national or international arbitration tribunal and
            (ii) qualified by education and training to pass upon the particular question or questions in dispute.

      (c) The single arbitrator so chosen shall proceed immediately to hear and determine the matter or matters in dispute. The decision of the arbitrator shall be made within forty-five (45) days after his appointment, subject to any reasonable delay due to unforeseen circumstances. Notwithstanding the foregoing, in the event the single arbitrator fails to make a decision within ninety (90) days after his appointment then any of the Parties concerned may elect to have a new single arbitrator chosen in like manner as if none had previously been selected.

      (d) The decision of the single arbitrator shall be in writing and signed by the single arbitrator and shall be final and binding upon all of the Parties hereto as to any matter or matters so submitted to arbitration and the Parties shall perform the terms and conditions thereof.

      (e) The compensation and expenses of the single arbitrator (unless otherwise determined by the arbitrator) shall be paid equally by the Parties that are Party to the arbitration unless otherwise directed.

      (f) None of the Parties concerned shall be deemed to be in default of any matter being arbitrated until ten (10) days after the decision of the arbitrator is delivered to all of them.

12.13 Injunctive Relief.

      Notwithstanding Section 12.12, both Parties agree that any Party hereto may be Irreparably damaged if any provision of this Agreement is not performed by the other Party in accordance with its terms. Accordingly, the Parties shall be entitled to apply for an injunction or injunctions to prevent breaches of any of the provisions of this Agreement by the other Party and may specifically enforce such provisions by an action instituted in a court having jurisdiction. These specific remedies are in addition to any other remedy to which either Party may be entitled at law or in equity.

12.14 Force majeure.

      A Party to this Agreement may not be held responsible to the other Party and shall not lose any rights hereunder or be liable to the other Party for damages or losses for any default or delay in execution caused by circumstances beyond its control, which comprises, without however being limited thereto, Acts of God, war, natural disasters, fire, trade disputes, strikes, lockouts, embargo, governmental measures, including any intervention by the Ministere du revenu du Quebec or Revenue Canada or any regulatory body, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence or intentional conduct or misconduct of the non-performing Party, provided however that the Party that is excused from performance takes all the necessary measures to prevent, cease or terminate such events, measures or facts making the execution impossible, provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

12.15 Independent Contractors.

      The relationship of the Parties hereto is that of independent contractors. Neither Party hereto is to be deemed to be an agent, partner, or joint venturer of the other Party for any purpose as a result of this Agreement or the transactions contemplated thereby.

12.16 Survival of Articles.

      The following Articles shall survive any termination or expiration of this
      Agreement: Article 1 (Definitions), 5 (Intellectual Property), 8 (Confidential Information), 9 (Representations and Warranties), 10 (Indemnification), 11 (Term and Termination) and 12. (General Provisions).

12.17 Negotiation.

      This Agreement has been negotiated by the Parties and shall be fairly interpreted in accordance with its terms and without any rules of construction relating to which Party drafted the Agreement being applied in favor or against either Party.

12.18 Headings.

      The section and subsection titles and headings contained in this Agreement are for convenience and reference only. Such titles and headings do not form a part of this Agreement, shall not define or limit the scope of the sections or subsections, and shall not affect the construction or interpretation of any of the sections or subsections.

12.19 Language.

      The Parties hereto hereby acknowledge that they have agreed to this Agreement being drawn up in the English language only. Les Parties reconnaissent avoir consenti a ce que le present contrat de recherche soit redige en langue anglaise seulement.

12.20 Counterparts.

      This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.


Nortran Pharmaceuticals Inc.                 Antalium Inc.

Per:   /s/ Robert Rieder                    /s/ Kazimierz Babinski
     --------------------                   ------------------------
      Robert Rieder                         Kazimierz Babinski
      Chief Executive Officer               Chief Executive Officer

                                 EXHIBIT A

In accordance with Section 2.2, Nortran shall deliver to Antalium a minimum of 30 different Agreement compounds according to the schedule set forth in Table 1 below:

TABLE 1
           Compound             Quantity              Delivered By
           --------             --------              ------------
           RSD990                300 mg               November 30, 2000
           RSD1002               300 mg               November 30, 2000
           RSD1007               300 mg               November 30, 2000
           RSD1008               300 mg               November 30, 2000
           RSD1018               300 mg               November 30, 2000
           RSD1020               300 mg               November 30, 2000
           RSD1025               300 mg               November 30, 2000
           RSD1070               300 mg               November 30, 2000
           RSD1200               300 mg               November 30, 2000
           RSD1208               300 mg               November 30, 2000

The remaining 20 compounds (100 mg quantity) to be selected by Antalium from the following list and delivered by November 30. 2000.

                    RSD961              RSD1029
                    RSO962              RSD1034
                    RSD970              FSD1041
                    RSD971              RSD1044
                    RSD974              RSDI045
                    RSD981              RSDlO49
                    RSD983              RSDl171
                    RSD986              RSD1172
                    RSD994              RSD1174
                    RSD995              RSD1186
                    RSD998              RSD1197
                    RSD999              RSD1198
                    RSD1001             RSD1199
                    RSD1004